ANNEX II
April 25, 2005
The Board of Directors
PEC Solutions Inc.
12730 Fair Lakes Circle
Fairfax, VA 22033
Members of the Board of Directors:
      You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of PEC Solutions, Inc. (the “Company”), other than the Principal Stockholders (defined below) of the Consideration (defined below) to be received by such holders in the proposed Transaction (defined below). Pursuant to the Agreement and Plan of Merger (the “Agreement”), by and among the Company, Nortel Networks Inc. (“Nortel”) and its wholly-owned subsidiary, PS Merger Sub, Inc. (the “Merger Subsidiary”), Nortel will cause the Merger Subsidiary to make a tender offer (the “Tender Offer”) to purchase any and all of the issued and outstanding Company Common Stock, subject to certain conditions, for a purchase price of $15.50 per share in cash (the “Consideration”). The Agreement further provides that, following the consummation of the Tender Offer, the Merger Subsidiary will be merged with and into the Company and all outstanding shares of the Company Common Stock (other than treasury shares and those held by Nortel, the Merger Subsidiary and their affiliates) will be converted into the right to receive the Consideration (the “Merger”, and together with the Tender Offer, the “Transaction”).
      In connection with the Transaction, the Company has entered into separate agreements with Dr. David C. Karlgaard, Mr. Paul G. Rice, and Dr. Alan H. Harbitter (each, a founder and senior executive of the Company, and together, the “Principal Stockholders”), pursuant to which each Principal Stockholder has agreed to, among other things, (a)certain non-competition and other restrictive covenants, (b) continue to serve as a regular full-time executive of the Company through May 31, 2007, (c) forfeit certain investment property to the Company as liquidated damages in the event he fails to fulfill his employment commitment to the Company, (d) utilize the cash payment he will receive in connection with the cancellation of his vested Company Stock Options pursuant to the Agreement to purchase certain marketable securities for deposit into an escrow account to fund such liquidated damages obligation, and (e) the termination of his rights under the Company’s Key Executive Severance Plan (as defined in the Agreement), in each case as more fully described in the agreements between the Company and each of the Principal Stockholders.
      In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
      In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

A-II-1

      In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or Nortel under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company.
      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of the Company Common Stock in the proposed Transaction (other than the Principal Stockholders) and we express no opinion as to the fairness of the Transaction to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction.
      We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that in the past, we and our affiliates have provided a variety of investment banking and commercial banking services to each of the Company and Nortel, including acting as financial advisor to Nortel in connection with the establishment of its joint venture with LG Electronics of Korea in January 2005 and the restructuring of Nortel’s European joint venture with EADS in 2003. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or Nortel for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.
      On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock (other than the Principal Stockholders).

A-II-2

      This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company to tender the shareholder’s shares of Company Common Stock in the Tender Offer or as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

A-II-3